March 2008

Pricing Sheet dated March 14, 2008 relating to
Amendment No. 1 to Preliminary Pricing Supplement No. 522 dated February 28, 2008 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Equities
97% Protected Absolute Return Barrier Notes due September 24, 2009
Based on the Value of the S&P 500® Index

PRICING TERMS – MARCH 14, 2008
Issuer:	Morgan Stanley
Aggregate principal amount:	$10,200,000
Stated principal amount:	$10 per note
Issue price:	$10 per note
Pricing date:	March 14, 2008
Original issue date:	March 24, 2008 (5 business days after the pricing date)
Maturity date:	September 24, 2009
Underlying index:	The S&P 500® Index (the “Index”)
Maturity redemption amount:	$9.70 + supplemental redemption amount (if any)
Supplemental redemption amount:	▪ If at all times during the observation period the index value is within the index range, $10 times the absolute index return times the leverage factor; or
▪ If at any time on any day during the observation period the index value is outside the index range, $0.
Minimum payment at maturity:	$9.70 per note
Maximum payment at maturity:	$12.45 (124.50% of the stated principal amount) per note
Observation period:
The period of regular trading hours on each index business day on which there is no market disruption event with respect to the Index, beginning on, and including, the index business day following the pricing date and ending on, and including, the index valuation date.

Index value:
At any time on any day during the observation period, the value of the Index published at such time on such day on Bloomberg under ticker symbol “SPX,” or in the case of any successor index, the Bloomberg ticker for any such successor index.

Index range:	Any value of the Index that is:
▪ greater than or equal to 966.105, which is the initial index value x 75%; and
▪ less than or equal to 1,610.175, which is the initial index value x 125%
Absolute index return:	Absolute value of: (final index value – initial index value) / initial index value
Leverage factor:	110%
Initial index value:	1,288.14, the closing value of the Index on the pricing date
Final index value:	The closing value of the Index on the index valuation date
Index valuation date:	September 22, 2009, subject to postponement for certain market disruption events
Interest:	None
CUSIP:	61747W125
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Note	$10	$0.175	$9.825
Total	$10,200,000	$178,500	$10,021,500
(1) For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The notes are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the notes.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Amendment No. 1 to Preliminary Pricing Supplement No. 522 dated February 28, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.